Exhibit 4.4

THIRD SUPPLEMENTAL INDENTURE

Dated as of [●], 2018

between

ROYAL BANK OF CANADA

and

The Bank of New York MelloN

(as successor to JPMorgan Chase Bank, National Association),

as Trustee

to

INDENTURE

Dated as of October 23, 2003

between

ROYAL BANK OF CANADA

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Trustee

Third Supplemental Indenture, dated as of [●], 2018 (this “Third Supplemental Indenture”) between Royal Bank of Canada, a Canadian chartered bank (the “Bank”), having its corporate headquarters located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5 and its head office located at 1 Place Ville Marie, Montreal, Quebec, Canada H3C 3A9, and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, National Association, a national banking association, as Trustee (the “Trustee”), under the Senior Debt Indenture dated as of October 23, 2003 between the Bank and the Trustee (the “Senior Debt Indenture”) as amended by the First Supplemental Indenture dated as of July 21, 2006 (the “First Supplemental Indenture”) and the Second Supplemental Indenture dated as of February 28, 2007 (together with the Senior Debt Indenture and the First Supplemental Indenture, the “Indenture”). All capitalized terms used in this Third Supplemental Indenture and not otherwise defined herein have the meanings given such terms in the Indenture.

Recitals Of The Bank

Whereas, the Bank and the Trustee entered into the Indenture, pursuant to which one or more series of senior debt securities of the Bank may be issued from time to time; and

Whereas, Section 901(5) of the Indenture provides that the Bank and the Trustee at any time and from time to time, may enter into one or more indentures supplemental thereto, in form satisfactory to the Trustee, to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision;

Whereas, the Bank wishes to make certain changes only to Securities issued on or after September 23, 2018 and not applying to, or modifying the rights of Holders of, any other Securities; and

Whereas, the Bank has requested that the Trustee execute and deliver this Third Supplemental Indenture; and all requirements necessary to make this Third Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Securities, when executed by the Bank and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Bank, have been satisfied; and the execution and delivery of this Third Supplemental Indenture has been duly authorized in all respects.

Now, Therefore, in consideration of the covenants and other provisions set forth in this Third Supplemental Indenture and the Indenture, the Bank and the Trustee mutually covenant and agree with each other, and for the equal and proportionate benefit of the respective Holders of the applicable Securities from time to time, as follows:

ARTICLE I

PROVISIONS OF GENERAL APPLICATION

Section 1.1     Effect of Third Supplemental Indenture on Indenture.

This Third Supplement Indenture is a supplement to the Indenture. As supplemented by this Third Supplemental Indenture, the Indenture is in all respects ratified, approved and confirmed, and the Indenture and this Third Supplemental Indenture shall together constitute one and the same instrument.

Section 1.2     Governing Law; Submission to Jurisdiction.

This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, except that Section 1601(a) of the Indenture, as set forth in Section 2.7 of this Third Supplemental Indenture, shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. By its acquisition of an interest in any Bail-inable Security, each Holder or Beneficial Owner of that Bail-inable Security shall be deemed to attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to actions, suits and proceedings arising out of or relating to the operation of the CDIC Act and the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the Indenture and the Bail-inable Security.

ARTICLE II

AMENDMENTS

Section 2.1     Applicability.

Except as otherwise may be provided pursuant to Section 301 of the Indenture with respect to any particular Security issued on or after September 23, 2018, Sections 2.2 through 2.8, inclusive, of this Third Supplemental Indenture shall apply to Securities issued on or after September 23, 2018 and shall not apply to, or modify the rights of Holders or Beneficial Owners of, any Securities issued before September 23, 2018, or any Security of any series created prior to the execution of this Third Supplemental Indenture.

Notwithstanding the foregoing, Section 2.9 of this Third Supplemental Indenture shall apply to Securities issued on or after the execution of this Third Supplemental Indenture and shall not apply to, or modify the rights of Holders or Beneficial Owners of, any Security of any series created prior to the execution of this Third Supplemental Indenture.

Section 2.2     Definition of Terms.

The following definitions shall be added to, or where applicable, replace in their entirety, the applicable definitions set forth in Section 101 of the Indenture:

“Bail-inable Security” means a Security subject to Bail-in Conversion under the Bail-in Regime.

“Bail-in Conversion” means the conversion of Bail-inable Securities in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares in the capital of the Bank or any of its affiliates under the Bail-in Regime.

“Bail-In Regime” means the provisions of, and regulations under, the Bank Act, the CDIC Act and certain other Canadian federal statutes pertaining to banks, providing for a bank recapitalization regime for banks designated by the Superintendent as domestic systemically important banks, including subsection 39.2(2.3) of the CDIC Act, the Bank Recapitalization (Bail-in) Conversion Regulations (Canada), the Bank Recapitalization (Bail-in) Issuance Regulations (Canada) and the Compensation Regulations (Canada), and in each case any successor statute or regulation thereto, as amended from time to time.

“Bank Act” means the Bank Act (Canada), and any successor statute thereto, in each case as amended from time to time.

“Bank Request” or “Bank Order” means a written request or order signed in the name of the Bank by any one of its Chief Executive Officer, the President, a Group Head, the Chief Financial Officer, the Chief Administrative Officer, the Chief Risk Officer, the Chief Human Resources Officer, a Senior Executive Vice-President, the Chief Audit Executive, an Executive Vice-President or a Senior Vice-President or by any two of its Vice-Presidents, acting together for such purpose (or any Person designated by one of them, or in the case of any two Vice-Presidents acting together, both of them, in writing as authorized to sign and deliver such written request or order or any Person designated by the Board of Directors as authorized to sign and deliver such written request or order), and delivered to the Trustee.

“Beneficial Owner” means (i) with respect to Global Securities of a series, the beneficial owners of the relevant Securities of such series and (ii) with respect to the relevant definitive Securities of a series, the Holders in whose names the relevant Securities of such series are registered in the Security Register.

“CDIC Act” means Canada Deposit Insurance Corporation Act (Canada), and any successor statute thereto, in each case as amended from time to time.

“Officers’ Certificate” means a certificate signed by any one of the Bank’s Chief Executive Officer, the President, a Group Head, the Chief Financial Officer, the Chief Administrative Officer, the Chief Risk Officer, the Chief Human Resources Officer, a Senior Executive Vice-President, the Chief Audit Executive, an Executive Vice-President or a Senior Vice-President or by any two of its Vice-Presidents, acting together for such purpose (or any Person designated by one of them, or in the case of any two Vice-Presidents acting together, both of them, in writing as authorized to sign and deliver such certificate or any Person designated by the Board of Directors as authorized to sign and deliver such certificate), and delivered to the Trustee. One of the officers signing an Officers’ Certificate given pursuant to Section 1004 shall be the principal executive, financial or accounting officer of the Bank.

“OSFI” means the Office of the Superintendent (Canada).

“Superintendent” means the Superintendent of Financial Institutions (Canada).

“TLAC” means Total Loss Absorbing Capacity within the meaning of the TLAC Guideline.

“TLAC Guideline” means the Guideline on Total Loss Absorbing Capacity for Canadian Domestic Systemically Important Banks of OSFI, and any successor guideline thereto, in each case as amended from time to time.

Section 2.3.     Governing Law; Submission to Jurisdiction.

Article One of the Indenture is hereby amended by amending and restating Section 112 in its entirety, which shall read as follows:

Section 112. Governing Law; Submission to Jurisdiction.

This Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York, except that Section 301(b) and Section 1601(a) shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. By its acquisition of an interest in any Bail-inable Security, each Holder or Beneficial Owner of that Bail-inable Security shall be deemed to attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to actions, suits and proceedings arising out of or relating to the operation of the CDIC Act and the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the this Indenture and the Bail-inable Security.

Section 2.4.     Redemption and Repurchases; Defeasance and Covenant Defeasance.

(a)       Article Eleven of the Indenture is hereby amended by inserting a Section 1108, which shall read as follows:

Section 1108. Redemption of Bail-inable Securities; Repurchases.

(a)       If the Bank has delivered a notice of redemption pursuant to Section 1104 with respect to Bail-inable Securities, but prior to the payment of the Redemption Price or Redemption Prices with respect to such redemption, such Bail-inable Securities are converted pursuant to a Bail-in Conversion, such redemption notice shall be automatically rescinded and shall be of no force and effect, and no payment in respect of the Redemption Price or Redemption Prices shall be due and payable.

(b)       Notwithstanding any other provision of this Indenture or the Bail-inable Securities, the Bank may only redeem Bail-inable Securities of any series prior to their Stated Maturity or repurchase Bail-inable Securities of any series (and give notice thereof to the Holders of such series of Bail-inable Securities in the case of redemption) if the Bank has obtained the prior approval of the Superintendent, where the redemption or repurchase would result in the Bank not meeting the TLAC requirements applicable to the Bank pursuant to the TLAC Guideline.

(b) Section 1404 of the Indenture is hereby amended by inserting a paragraph (10), which shall read as follows:

(10)       Notwithstanding any other provision of this Indenture or the Bail-inable Securities, a Defeasance or Covenant Defeasance with respect to Bail-inable Securities of any series shall be subject to the prior approval of the Superintendent, where the Defeasance or Covenant Defeasance would result in the Bank not meeting the TLAC requirements applicable to the Bank pursuant to the TLAC Guideline.

(c) For the avoidance of doubt, except as otherwise set forth in this Third Supplemental Indenture, the provisions of Article Eleven and Article Fourteen of the Indenture shall be applicable to any redemption or any Defeasance or Covenant Defeasance, respectively, of Bail-inable Securities.

Section 2.5. Remedies.

(a)       Article Five of the Indenture is hereby amended by amending and restating Section 501 in its entirety, which shall read as follows:

Section 501. Events of Default.

“Event of Default,” wherever used herein with respect to Securities of any series, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)       default in the payment of the principal of, or interest on, any Security of that series and, in each case, such default continues for a period of 30 Business Days; or

(2)       if the Bank shall become insolvent or bankrupt or subject to the provisions of the Winding-up and Restructuring Act (Canada), or any statute hereafter enacted in substitution therefor, as such Act, or substituted Act, may be amended from time to time, or go into liquidation, either voluntary or under an order of a court of competent jurisdiction, passes a resolution for the winding-up, liquidation or dissolution of the Bank, is ordered wound-up or otherwise acknowledges its insolvency (provided that a resolution or order for winding-up the Bank with a view to its consolidation, amalgamation or merger with another bank or the transfer of its assets as an entirety to such other bank, as provided in Article Eight, shall not constitute an Event of Default under this Section 501 if such last-mentioned bank shall, as a part of such consolidation, amalgamation, merger or transfer, and, within 90 days from the passing of the resolution or the date of the order for the winding-up or liquidation of the Bank or within such further period of time as may be allowed by the Trustee, comply with the conditions to that end stated in Article Eight); or

(3)       any other Event of Default provided with respect to Securities of that series.

For avoidance of doubt, a Bail-in Conversion shall not constitute a default or an Event of Default under this Section 501.

(b)       Section 502 of the Indenture is hereby amended by inserting immediately following the last paragraph of Section 502 three new paragraphs, which shall read as follows:

Notwithstanding the foregoing, Holders and Beneficial Owners of Bail-inable Securities of any series shall not be entitled to exercise, or direct the exercise of, the rights in this Section 502 where the Governor in Council (Canada) has made an order pursuant to subsection 39.13(1) of the CDIC Act in respect of the Bank.

Notwithstanding the exercise of any of the rights provided for in this Section 502, Bail-inable Securities with respect to which such rights have been exercised shall continue to be subject to Bail-in Conversion until repaid in full.

For purposes of this Article Five only, and except as may otherwise be provided pursuant to Section 301 as to all or any particular Securities, with respect to Securities issued hereunder, the term “series” shall be deemed to refer to Securities with identical terms, except as to issue date, principal amount and, if applicable, the date from which interest begins to accrue.

(c)       Article Five of the Indenture is hereby amended by inserting a Section 516, which shall read as follows:

Section 516. Bail-inable Securities; No Set-Off and Netting Rights.

Notwithstanding any other provision of this Indenture or the Securities, Holders and Beneficial Owners of Bail-inable Securities shall not be entitled to exercise, or direct the exercise of, any set-off or netting rights with respect to such Bail-inable Securities.

Section 2.6. Amendment, Modification or other Variance.

Article Nine of the Indenture is hereby amended by inserting a Section 907, which shall read as follows:

Section 907. Bail-inable Securities; Amendment, Modification or other Variance.

Where an amendment, modification or other variance that can be made pursuant to this Article Nine or any other provision of this Indenture would affect the recognition of Bail-inable Securities issued hereunder by the Superintendent as TLAC, that amendment, modification or variance shall require the prior approval of the Superintendent.

Section 2.7. Bail-in and Bail-in Acknowledgment.

The Indenture is hereby amended by inserting an Article Sixteen and an Article Seventeen, each of which shall read as follows.

ARTICLE SIXTEEN

Canadian Bail-in and Bail-in Acknowledgment

Section 1601. Bail-in Acknowledgement.

(a)       By its acquisition of an interest in any Bail-inable Security, each Holder and each Beneficial Owner of that Bail-inable Security shall be deemed to (i) agree to be bound, in respect of that Bail-inable Security, by the CDIC Act, including the conversion of the Bail-inable Securities, in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of the Bail-inable Securities in consequence, and by the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Bail-inable Securities; (ii) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; and (iii) acknowledge and agree that the terms referred to in clauses (i) and (ii) above, are binding on that Holder and/or Beneficial Owner despite any provisions in this Indenture or the Bail-inable Securities, any other law that governs the Bail-inable Securities and any other agreement, arrangement or understanding between that Holder or Beneficial Owner and the Bank with respect to the Bail-inable Securities.

(b)       Holders and Beneficial Owners of Bail-inable Securities shall have no further rights in respect of Bail-inable Securities that are converted upon a Bail-in Conversion other than those provided under the Bail-in Regime, and by its acquisition of an interest in any Bail-inable Security, each Holder and each Beneficial Owner of that Bail-inable Security shall be deemed to irrevocably consent to the principal amount of that Bail-inable Security and any accrued and unpaid interest thereon being deemed paid in full by the issuance of common shares of the Bank upon the occurrence of a Bail-in Conversion, which Bail-in Conversion shall occur without any further action on the part of that Holder or Beneficial Owner or the Trustee; provided that, for the avoidance of doubt, this consent shall not limit or otherwise affect any rights of that Holder or Beneficial Owner provided for under the Bail-in Regime.

(c)       By its acquisition of an interest in a Bail-inable Security, each Holder and each Beneficial Owner of that Bail-inable Security shall be deemed to acknowledge and agree:

(1)       that the Bail-in Conversion shall not give rise to a default or Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act;

(2)       to the extent permitted by the Trust Indenture Act, that such Holder or Beneficial Owner waives any and all claims, in law and/or in equity, against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the Bail-in Regime; and

(3)       upon a Bail-in Conversion or other action pursuant to the Bail-in Regime with respect to Bail-inable Securities, (i) the Trustee shall not be required to take any further directions from Holders of such Bail-inable Securities under Section 512; and (ii) the Indenture shall not impose any duties upon the Trustee whatsoever with respect to a Bail-in Conversion or such other action pursuant to the Bail-in Regime.

(d)       By its acquisition of an interest in a Bail-inable Security, each Holder and each Beneficial Owner of that Bail-inable Security shall be deemed to have authorized, directed and requested the Depositary and any direct participant in the Depositary or other intermediary through which it holds such Bail-inable Security to take any and all necessary action, if required, to implement the Bail-in Conversion or other action pursuant to the Bail-in Regime with respect to the Bail-inable Security, as may be imposed on it, without any further action or direction on the part of that Holder or Beneficial Owner, the Trustee or the Paying Agent. Notwithstanding the foregoing, if, following the completion of a Bail-in Conversion, some or all of the relevant Bail-inable Securities remain Outstanding, then the Trustee’s duties under this Indenture shall remain applicable with respect to those Bail-inable Securities following such completion to the extent that the Bank and the Trustee shall agree pursuant to a supplemental indenture or an amendment to this Indenture; provided, however, that notwithstanding the Bail-in Conversion, there shall at all times be a Trustee for the Bail-inable Securities in accordance with this Indenture, and the resignation and/or removal of the Trustee, and the appointment of a successor trustee and the rights of the Trustee or any successor trustee shall continue to be governed by this Indenture, including to the extent no supplemental indenture or amendment to this Indenture is agreed upon in the event the relevant Bail-inable Securities remain Outstanding following the completion of the Bail-in Conversion.

(e)       Upon a Bail-in Conversion, the Bank shall provide a written notice to the Depositary and the Holders of Bail-inable Securities through the Depositary as soon as practicable regarding such Bail-in Conversion. The Bank shall also deliver a copy of such notice to the Trustee for information purposes.

(f)       The Bank’s obligations to indemnify the Trustee in accordance with Section 607 shall survive, with respect to any Bail-inable Security, any Bail-in Conversion with respect to such Bail-inable Securities, but shall be subject to Section 1602 below.

Section 1602. Parties’ Acknowledgement with Respect to Treatment of Bail-inable Securities.

Notwithstanding and to the exclusion of any other term of this Indenture, any indenture supplemental hereto or any other agreements, arrangements, or understanding between the parties, the Trustee acknowledges and accepts that each Bail-inable Security under this Indenture or any indenture supplemental hereto shall be subject to the Bail-in Regime.

ARTICLE SEVENTEEN

SUBSEQUENT HOLDERS’ AGREEMENT

Each Holder or Beneficial Owner of a Bail-inable Security that acquires an interest in the Bail-inable Security in the secondary market and any successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of any Holder or Beneficial Owner shall be deemed to acknowledge, accept, agree to be bound by and consent to the same provisions specified herein to the same extent as the Holders or Beneficial Owners that acquire an interest in the Bail-inable Securities upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Bail-inable Securities related to the Bail-in Regime.

Section 2.8 Execution, Authentication, Delivery and Dating.

Section 303 of the Indenture is hereby amended by amending and restating the first paragraph of Section 303, which shall read as follows:

The Securities shall be executed on behalf of the Bank by any one of its Chief Executive Officer, the President, a Group Head, the Chief Financial Officer, the Chief Administrative Officer, the Chief Risk Officer, the Chief Human Resources Officer, a Senior Executive Vice-President, the Chief Audit Executive, an Executive Vice-President or a Senior Vice-President or by any two of its Vice-Presidents, acting together for such purpose (or any Person designated by one of them, or in the case of any two Vice-Presidents acting together, both of them, in writing as authorized to execute and deliver Securities or any Person designated by the Board of Directors as authorized to execute and deliver Securities). The signature of any of these officers on the Securities may be manual or facsimile.

Section 2.9. Interest Act (Canada).

Section 310 of the Indenture is hereby amended by inserting immediately following the last paragraph of Section 310 the following paragraph, which shall read as follows:

The Bank confirms that it fully understands and is able to calculate the effective annual rate of interest applicable to the Securities based on the methodology for calculating per annum rates provided for in the Securities. The Bank irrevocably agrees not to plead or assert Section 4 of the Interest Act (Canada), whether by way of defense or otherwise, in any proceeding relating to the Securities.

ARTICLE III

MISCELLANEOUS

Section 3.1. Counterparts.

This Third Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the day and year first above written.

ROYAL BANK OF CANADA

By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NEW YORK MELLON,
(as successor to JPMorgan Chase Bank, N.A.) as Trustee

By:
Name:
Title: